EXHIBIT 99.1

For Immediate Release

HOME FEDERAL BANCORP, INC. OF LOUISIANA ANNOUNCES INCREASE IN THE
QUARTERLY CASH DIVIDEND TO $.09 PER SHARE

SHREVEPORT, La — July 13, 2016 — Home Federal Bancorp, Inc. of Louisiana (the "Company") (NASDAQ: HFBL) the holding company for Home Federal Bank announced today that its Board of Directors at their meeting on July 13, 2016, declared an increase of 12.5% in the quarterly cash dividend to $.09 per share on the Company's common stock. The dividend is payable on August 8, 2016, to the shareholders of record at the close of business on July 25, 2016.

"This third annual increase in our dividend rate, and 45th consecutive quarterly cash dividend since the Company's initial public offering in 2005, reflects our continued commitment to creating value for our shareholders and confidence in the financial strength and long-term prospects for our Company," said James R. Barlow, President and Chief Executive Officer.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its six full-service banking offices and home office in northwest Louisiana.  Additional information is available at www.hfbla.com

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  We undertake no obligation to update any forward-looking statements.

Contact:
Home Federal Bancorp, Inc. of Louisiana James R. Barlow, President and Chief Executive Officer (318) 222-1145